SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Under Rule 14a-12

Bob Evans Farms, Inc.

(Name of Registrant as Specified In Its Charter)

Sandell Asset Management Corp.

Thomas E. Sandell

Castlerigg Master Investments Ltd.

Castlerigg International Limited

Castlerigg International Holdings Limited

Castlerigg Offshore Holdings, Ltd.

Castlerigg Merger Arbitrage and Equity Event Intermediate Fund, L.P.

Castlerigg Merger Arbitrage and Equity Event Fund, Ltd.

Castlerigg Merger Arbitrage and Equity Event Master Fund, Ltd.

Castlerigg Global Equity Special Event Fund, Ltd.

Castlerigg Global Equity Special Event Intermediate Fund, L.P.

Castlerigg Global Equity Special Event Master Fund, Ltd.

Pulteney Street Partners, L.P.

Douglas N. Benham

Charles M. Elson

David W. Head

C. Stephen Lynn

Annelise T. Osborne

Aron I. Schwartz

Michael Weinstein

Lee S. Wielansky

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SANDELL COMMENTS ON DECISION BY BOB EVANS TO POSTPONE EARNINGS RELEASE

Continues Disturbing Pattern of Delayed and Failed Accountability at Expense of Shareholders

Reinforces Urgent Need for New, Truly Independent Directors to Exert Effective Oversight

Sandell Calls for Immediate Resignation of Eileen Mallesch, Chair of Audit Committee

New York – June 17, 2014 – Tom Sandell, CEO of Sandell Asset Management Corporation (“Sandell”), one of the largest shareholders of Bob Evans Farms, Inc. (NASDAQ: BOBE) (“Bob Evans” or the “Company”), commented on the recent announcement that the Company would be delaying its Fiscal 2014 Full-Year and Fourth-Quarter earnings release date from June 17, 2014 to July 8, 2014.

“The decision by Bob Evans to delay its earnings release due to ‘weaknesses in internal controls,’ which we believe relate to matters that should have been resolved some time ago, is further clear evidence of a management team that is incapable of effectively running the Company. We are also deeply concerned that it may reflect a desperate and underhanded attempt to disenfranchise shareholders. In fact, we find it highly suspicious that Bob Evans has scheduled this release for a day shortly after July 3, which we believe is the record date for the Company’s 2014 Annual Meeting. Given the past track record of poor governance established by this current Board, it is difficult for us to take this latest excuse at merely face-value, as it may instead reflect an attempt to prevent investors intent on holding the Board accountable from availing themselves of the true financial picture of the Company prior to the record date.

“In light of this disclosure, which likely relates to matters dating back to those initially disclosed in the Company's 10-K for the fiscal year ended April 26, 2013, we believe that Eileen Mallesch, the Chairperson of the Audit Committee, should immediately resign from the Board of Directors.  We note that the Company had spent approximately $1.8 million in the first six months of Fiscal 2014 on ‘additional professional expenditures primarily related to ongoing material weaknesses and remediation related activities,’ an amount that has surely increased. This is yet further evidence of the very real economic damage that has been incurred as a result of Board members that in our opinion have been clearly incapable of providing effective oversight, a fact that will not be lost on institutional and other investors assessing governance matters.

“Irrespective of what we view as the Company’s attempt to inject confusion into the election process, we look forward to the upcoming 2014 Annual Meeting, where we intend to solicit proxies and seek the election of the eight new, highly-qualified, and independent candidates that we have nominated to the Board of Directors of Bob Evans so that they may begin to implement immediate and positive change at the Company and exert the oversight that Bob Evans urgently needs.  In recent weeks we have heard an overwhelmingly positive response from shareholders and other members of the investment community to the depth and quality of these proposed director nominees. We note that of these eight nominees, three are former restaurant CEOs with decades of relevant industry experience, and each of these eight nominees possesses unique skill sets that we see as necessary to deliver long-term value to the shareholders of Bob Evans.

“We remain firmly convinced of the significant value that could be delivered to shareholders if the Board is re-constituted with fresh, truly-independent Directors.  We highlight the fact that a direct competitor to BEF Foods, The Hillshire Brands Company (“Hillshire”), was recently the subject of an intense bidding war that resulted in a final offer valuing Hillshire at 16.7x EBITDA.  Furthermore, we have now heard from a fifth multi-billion dollar real estate investment firm that has indicated its interest in the owned real estate of Bob Evans, in addition to the previously-articulated four other approaches that we received, the most recent of which would value the real estate associated with the Company’s 482 wholly-owned restaurants and other properties at more than $900 million, which is approximately 75% of the Company’s entire market value.

“Notwithstanding this Company’s attempts to obstruct what we view as the will of the shareholders, we remain willing to engage in good faith and constructive dialogue should Bob Evans genuinely wish to seek a comprehensive solution that would contemplate the addition of these highly-qualified nominees, who have experience in restaurants, marketing, finance, strategy, governance, and real estate, to the Company’s Board.  Should the Company instead prefer to engage in further misdirection in its futile attempt to distract shareholders from the real issues – namely the underperformance and lack of accountability that we believe has been demonstrated under the leadership of Chairman and CEO Steven Davis and his Board - then we will be more than happy to let the shareholders vote to decide the right individuals to lead this Company in the future.”

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About Sandell Asset Management Corp.
Sandell Asset Management Corp. is a leading private, alternative asset management firm specializing in global corporate event-driven, multi-strategy investing with a strong focus on equity special situations and credit opportunities. Sandell Asset Management Corp. was founded in 1998 by Thomas E. Sandell and has offices in New York and London, including a global staff of investment professionals, traders and infrastructure specialists.

Contact:

Sandell Asset Management Corp.

Adam Hoffman, 212-603-5814

MacKenzie Partners, Inc.

Dan Burch or Larry Dennedy, 212-929-5500

Sloane & Company

Elliot Sloane, 212-446-1860 or Dan Zacchei, 212-446-1882

SANDELL ASSET MANAGEMENT CORP., CASTLERIGG MASTER INVESTMENTS LTD., CASTLERIGG INTERNATIONAL LIMITED, CASTLERIGG INTERNATIONAL HOLDINGS LIMITED, CASTLERIGG OFFSHORE HOLDINGS, LTD., CASTLERIGG MERGER ARBITRAGE AND EQUITY EVENT FUND, LTD., CASTLERIGG MERGER ARBITRAGE AND EQUITY EVENT INTERMEDIATE FUND, L.P., CASTLERIGG MERGER ARBITRAGE AND EQUITY EVENT MASTER FUND, LTD., CASTLERIGG GLOBAL EQUITY SPECIAL EVENT FUND, LTD., CASTLERIGG GLOBAL EQUITY SPECIAL EVENT INTERMEDIATE FUND, L.P., CASTLERIGG GLOBAL EQUITY SPECIAL EVENT MASTER FUND, LTD., PULTENEY STREET PARTNERS, L.P. AND THOMAS E. SANDELL (COLLECTIVELY, "SANDELL") AND DOUGLAS N. BENHAM, CHARLES M. ELSON, DAVID W. HEAD, C. STEPHEN LYNN, ANNELISE T. OSBORNE, ARON I. SCHWARTZ, MICHAEL WEINSTEIN AND LEE S. WIELANSKY (TOGETHER WITH SANDELL, THE "PARTICIPANTS") INTEND TO FILE WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING FORM OF PROXY CARD TO BE USED IN CONNECTION WITH THE SOLICITATION OF PROXIES FROM THE STOCKHOLDERS OF BOB EVANS FARMS, INC. (THE "COMPANY") IN CONNECTION WITH THE COMPANY’S 2014 ANNUAL MEETING OF STOCKHOLDERS. ALL STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY SANDELL WHEN THEY BECOME AVAILABLE, AS THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS. WHEN COMPLETED, THE DEFINITIVE PROXY STATEMENT AND AN ACCOMPANYING PROXY CARD WILL BE FURNISHED TO SOME OR ALL OF THE COMPANY'S STOCKHOLDERS AND WILL BE, ALONG WITH OTHER RELEVANT DOCUMENTS, AVAILABLE AT NO CHARGE ON THE SEC'S WEBSITE AT HTTP://WWW.SEC.GOV/. IN ADDITION, MACKENZIE PARTNERS, INC., SANDELL'S PROXY SOLICITOR, WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD, WHEN AVAILABLE, WITHOUT CHARGE UPON REQUEST BY CALLING (800) 322-2885.

INFORMATION ABOUT THE PARTICIPANTS AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS BY SECURITY HOLDINGS IS CONTAINED IN AN EXHIBIT TO THE SCHEDULE 14A FILED BY SANDELL ASSET MANAGEMENT CORP. WITH THE SEC ON APRIL 24, 2014. THIS DOCUMENT CAN BE OBTAINED FREE OF CHARGE FROM THE SOURCES INDICATED ABOVE.

Cautionary Statement Regarding Opinions and Forward-Looking Statements

Certain information contained herein constitutes “forward-looking statements” with respect to Bob Evans Farms, Inc. ("Bob Evans"), which can be identified by the use of forward-looking terminology such as “may,” “will,” “seek,” “should,” "could," “expect,” “anticipate,” “project,” “estimate,” “intend,” “continue” or “believe” or the negatives thereof or other variations thereon or comparable terminology. Such statements are not guarantees of future performance or activities. Due to various risks, uncertainties and assumptions, actual events or results or actual performance may differ materially from those reflected or contemplated in such forward-looking statements. The opinions of Sandell Asset Management Corp. ("SAMC") are for general informational purposes only and do not have regard to the specific investment objective, financial situation, suitability or particular need of any specific person, and should not be taken as advice on the merits of any investment decision. This material does not recommend the purchase or sale of any security. SAMC reserves the right to change any of its opinions expressed herein at any time as it deems appropriate. SAMC disclaims any obligation to update the information contained herein. SAMC and/or one or more of the investment funds it manages may purchase additional Bob Evans shares or sell all or a portion of their shares or trade in securities relating to such shares.